Exhibit 99.1

Vishay Intertechnology Mourns the Loss of Its Founder, Dr. Felix Zandman

MALVERN, Pa.--(BUSINESS WIRE)--June 6, 2011--Vishay Intertechnology, Inc. (“Vishay”) (NYSE: VSH) announced today, with great sadness, the passing of its founder and Executive Chairman of the Board, Chief Technical Officer and Chief Business Development Officer, Dr. Felix Zandman. He was 83 years old.

Dr. Zandman founded Vishay in 1962 and served as Chief Executive Officer of the Company from its inception until 2004 and as President from 1962 through 1998. He served as a Board member when the Company started and assumed the position of Executive Chairman of the Board in 1989.

In accordance with its Board’s succession plan, Vishay also announced today that the Board has elected Marc Zandman as Executive Chairman of the Board. Marc Zandman will also succeed Dr. Zandman as Vishay’s Chief Business Development Officer. Marc Zandman, the son of Dr. Zandman, has been employed by Vishay since 1984 and held various managerial roles at the Company, including serving as Vice Chairman of the Board, Chief Administration Officer and President of Vishay Israel. Dr. Gerald Paul, President and Chief Executive Officer of Vishay since 2005 and a director since 1993, will continue leading Vishay as its President and CEO and Board member. He will serve as well as Vishay’s Chief Technical Officer.

Under Dr. Zandman’s leadership, Vishay has grown into a leading worldwide manufacturer of discrete semiconductors and passive electronic components with over 22,000 employees and facilities throughout the Americas, Asia, Europe, and Israel, and with sales offices around the world. Today, Vishay’s components are used in electronic devices and equipment and throughout the industrial, computer, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. In addition, Dr. Zandman’s patented inventions enabled Vishay Precision Group, Inc. (NYSE: VPG), Vishay’s measurements and foil resistor businesses, to be successfully spun-off into an independent business in 2010. Marc Zandman serves as VPG’s Chairman of the Board, and Ziv Shoshani, Dr. Felix and Mrs. Ruta Zandman’s nephew, is VPG’s President and Chief Executive Officer.

Eliyahu Hurvitz, a long time friend of Dr. Zandman and fellow Board member, said on behalf of the Board of Directors of Vishay, “All of us at Vishay are deeply saddened by the loss of our founder, mentor and friend. Dr. Zandman’s life experiences, intelligence and creativity have had a profound impact on Vishay, our industry and Israel overall, as well as everybody with whom he worked. His courage, perseverance and dedication are an inspiration to us all. We will honor his legacy of unwavering commitment, passion and energy by moving Vishay forward under the strong leadership of Marc Zandman and Dr. Gerald Paul and our outstanding global management team. We extend our deepest sympathies to his family members. Dr. Zandman will be greatly missed.”

Marc Zandman said, “On behalf of Vishay and the entire Zandman and Shoshani family, I am deeply proud of the many contributions my father made to Vishay, this industry and Israel, and of the legacy he leaves behind. My father’s high standards and values are embedded in Vishay’s culture and impact all that we do at Vishay, across the globe, every day, and he served our Company until the end. I humbly take on the responsibilities of his role as Executive Chairman of the Board, and fully intend to continue his ideals in both business and personal matters.”

Dr. Paul, said, “Dr. Zandman will never be forgotten as his legacy will live on across the world throughout all Vishay’s employees. Vishay will continue to implement the vision, strategy and culture articulated by Dr. Zandman as we continue to work tirelessly to enhance value for our shareholders. I am personally committed to building upon Dr. Zandman’s efforts and leading Vishay through its continued growth and development. We mourn Dr. Zandman’s passing and will miss his dedication, expertise and the bond of friendship he had with Vishay’s employees throughout the world. I personally have lost my mentor and a fatherly friend. Our thoughts and prayers are with the Zandman and Shoshani family.”

Dr. Zandman was born in 1928 in the Polish city of Grodno and in October 1941, he and his family were arrested by the Nazis and sent to the Grodno ghetto. Dr. Zandman survived the Holocaust by hiding with his uncle Sender and other people under the floor boards in the house of a Polish family for 17 months. While in hiding, Dr. Zandman’s uncle taught him trigonometry and higher mathematics. Following the war, in 1946, Dr. Zandman emigrated to France, where he earned a mechanical engineering degree and MS in physics from the University of Nancy (France) and a PhD in physics from the University of Paris, Sorbonne.

In 1956, Dr. Zandman moved to the United States and began working for Tatnall Measuring Systems in Philadelphia as director of basic research. During this time he developed PhotoStress® measurement instruments and revolutionary temperature-resistant resistors, which enable manufacturers of a wide assortment of precision products to upgrade their performance. When Tatnall declined to market his temperature-resistant resistors, Dr. Zandman, with financial support from his uncle Alfred P. Slaner, founded Vishay. The Company was named after the village in Lithuania where relatives of Dr. Zandman had perished during the Holocaust.

Dr. Zandman published numerous scientific papers, three textbooks, and an autobiography (“Never the Last Journey”) and held over 70 patents. He won numerous awards including the Best Strategic Investor Award from the Israel Manufacturers Association (awarded by the President of Israel); the Legion of Honor, France (awarded by the President of the Republic of France); the Order of Merit for Research and Invention (France); the Franklin Institute Medal for Science (USA); the Electronic Industries Alliance Medal of Honor (presented at a ceremony attended by the President of the United States); and the Lifetime Achievement Award from the National Electronic Distributors Association. He was awarded the title of Doctor Honoris Causa from the University of Beer Sheva (Israel) and from the Israel Institute of Technology (Technion). In 1994, Dr. Zandman also became a citizen of the State of Israel.

Dr. Zandman is survived by his wife Mrs. Ruta Zandman; his children, Dr. Gisele Zandman Goddard and her husband Eli, Mrs. Ariele Zandman Klausner and her husband Steven, and Mr. Marc Zandman and his wife Orit; and nine grandchildren.

About Vishay Intertechnology

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and “one-stop shop” service have made it a global industry leader. Vishay can be found on the Internet at www.vishay.com.

CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior E. Yahalomi, +1-610-644-1300
Executive Vice President and Chief Financial Officer
or
Vishay Intertechnology, Inc.
Peter G. Henrici, +1-610-644-1300
Senior Vice President Corporate Communications